Registration No. 333-184334

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	25-1724540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Mayer Street Bridgeville, Pennsylvania	15017
(Address of principal executive offices)	(Zip Code)

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. 2017 EQUITY INCENTIVE PLAN

(Full title of the plan)

Paul A. McGrath

Vice President of Administration, General Counsel and Secretary

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

(Name and address of agent for service)

(412) 257-7600

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Jeffrey W. Acre

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, Pennsylvania 15222

(412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Universal Stainless & Alloy Products, Inc., a Delaware corporation (the “Registrant”), filed a Registration Statement on Form S-8 on October 9, 2012 (File No. 333-184334) (the “Registration Statement”) to register, under the Securities Act of 1933, as amended, an aggregate of 712,318 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), issuable under the Registrant’s Omnibus Incentive Plan (the “Prior Plan”). Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement deregisters 168,357 shares of Common Stock which are reserved but unissued under the Prior Plan as of May 3, 2017 (the “Effective Date”) and which are not subject to outstanding awards under the Prior Plan as of such date (collectively, the “Carried Forward Shares”).

On the Effective Date, the stockholders of the Registrant approved the Universal Stainless & Alloy Products, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), and the 2017 Plan became effective as of the Effective Date. Pursuant to the terms of the 2017 Plan, no further awards will be made under the Prior Plan on or after the Effective Date, but awards previously granted under the Prior Plan will not be affected by the adoption of the 2017 Plan. Substantially concurrently with the filing of this Amendment, the Registrant is filing a separate Registration Statement on Form S-8 (the “New Registration Statement”), which registers the offering and sale of 568,357 shares of Common Stock, which amount includes the Carried Forward Shares, under the 2017 Plan. Pursuant to Rule 457(p) under the Securities Act, the registration fee of $848 previously paid at the time of the filing of the Registration Statement with respect to the Carried Forward Shares is being carried forward and applied to the registration fee payable in connection with the registration of shares of Common Stock pursuant to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeville, Commonwealth of Pennsylvania, on this 8th day of May, 2017.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ Dennis M. Oates
Dennis M. Oates
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Capacity	Date

/s/ Dennis M. Oates Dennis M. Oates	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 8, 2017

/s/ Ross C. Wilkin Ross C. Wilkin	Vice President of Finance, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 8, 2017

* Christopher L. Ayers	Director

* Douglas M. Dunn	Director

* M. David Kornblatt	Director

* Udi Toledano	Director

* By:	/s/ Dennis M. Oates Dennis M. Oates	Attorney-in-Fact	May 8, 2017